Exhibit 10.1

                            SHARE PURCHASE AGREEMENT


                                  STEVE KEREKES
                                 MELANIE KEREKES
                                   JIM OATTES
                               GRACE DEBRABANDERE
                                   JIM REDDON
                                  MONICA REDDON
                                    TOM DAVIS
                                   JANE DAVIS

                          (collectively, the "Vendors")

                                     - and -

                            TELEPLUS ENTERPRISES INC.


                                (the "Purchaser")

                                     - and -

                             TELEPLUS CONNECT CORP.

                               (the "Corporation")


                                 March 28, 2005


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                                TABLE OF CONTENTS

ARTICLE 1 -  INTERPRETATION....................................................1

  1.01  Defined Terms..........................................................1
  1.02  Gender and Number......................................................4
  1.03  Headings, Etc..........................................................4
  1.04  Currency...............................................................4
  1.05  Severability...........................................................4
  1.06  Entire Agreement.......................................................5
  1.07  Amendments.............................................................5
  1.08  Waiver.................................................................5
  1.09  Governing Law..........................................................5
  1.10  Inclusion..............................................................5
  1.11  Accounting Terms.......................................................5
  1.12  Incorporation of Schedules.............................................5

ARTICLE 2 -  PURCHASED SHARES AND PURCHASE PRICE...............................6

  2.01  Purchase and Sale......................................................6
  2.02  Consideration Payable..................................................6
  2.03  Allocation and Payment of Consideration................................6
  2.04  Funding of Corporation.................................................7
  2.05  Security for Obligations...............................................7
  2.06  The Closing............................................................8
  2.07  Payment of Taxes and Registration Charges on Transfer..................8

ARTICLE 3 -  REPRESENTATIONS AND WARRANTIES OF VENDORS AND CORPORATION.........8

  3.01  Due Incorporation, Existence and Corporate Power of the Corporation....8
  3.02  Title to Purchased Shares..............................................9
  3.03  Extra-Provincial Qualification.........................................9
  3.04  Authorized Capital of the Corporation..................................9
  3.05  Options, etc...........................................................9
  3.06  Valid Issuance of Purchased Shares.....................................9
  3.07  Corporate Records......................................................9
  3.08  Validity of Agreement.................................................10
  3.09  Restrictive Documents.................................................10
  3.10  Residence.............................................................10
  3.11  Title to Assets.......................................................10
  3.12  Absence of Changes....................................................10
  3.13  Compliance with Laws..................................................12
  3.14  Environmental Compliance..............................................12
  3.15  Authorizations........................................................12
  3.16  No Options, Etc.......................................................12
  3.17  Real Property.........................................................12
  3.18  Material Contracts....................................................13
  3.19  Subsidiaries and Investments..........................................13
  3.20  Books and Records.....................................................13
  3.21  Third Party Guarantees................................................14
  3.22  No Undisclosed Liabilities............................................14
  3.23  Financial Statements..................................................14
  3.24  Indebtedness and Accounts Payable.....................................14
  3.25  Capital Expenditures..................................................14
  3.26  Employees.............................................................14
  3.27  Litigation............................................................14
  3.28  Taxes.................................................................15
  3.29  No Limitations........................................................15
  3.30  Bank Accounts and Powers of Attorney..................................16


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                                      -2-


ARTICLE 4 -  INTENTIONALLY DELETED............................................16

ARTICLE 5 -  REPRESENTATIONS AND WARRANTIES OF THE PURCHASER..................16

  5.01  Due Incorporation and Existence.......................................16
  5.02  Validity of Agreement.................................................16
  5.03  Restrictive Documents.................................................16

ARTICLE 6 -  PRE-CLOSING COVENANTS OF THE PARTIES.............................16

  6.01  Pre-Closing Activities................................................16
  6.02  Due Diligence Investigations..........................................17
  6.03  Actions to Satisfy Closing Conditions.................................17
  6.04  Transfer of the Purchased Shares......................................17
  6.05  Filings and Authorizations............................................17
  6.06  Notice of Untrue Representation or Warranty...........................18

ARTICLE 7 -  CONDITIONS OF CLOSING............................................18

  7.01  Conditions for the Benefit of the Purchaser...........................18
  7.02  Conditions for the Benefit of the Vendors.............................19

ARTICLE 8 -  CLOSING..........................................................21

  8.01  Closing Procedures....................................................21

ARTICLE 9 -  SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNITIES..........21

  9.01  Survival of Representations and Warranties............................21
  9.02  Indemnification in Favour of the Purchaser............................21
  9.03  Indemnification in Favour of the Vendors..............................22
  9.04  Indemnification Proceedings...........................................22

ARTICLE 10 -  POST-CLOSING COVENANTS..........................................23

  10.01 Access to Books and Records...........................................23
  10.02 Non-Competition.......................................................23
  10.03 Further Assurances....................................................23
  10.04  Securities Law Compliance Certificate................................23

ARTICLE 11 -  ARBITRATION.....................................................24

  11.01 Best Endeavours to Settle Disputes....................................24
  11.02 Arbitration...........................................................24

ARTICLE 12 -  TERMINATION AND MISCELLANEOUS...................................24

  12.01 Termination...........................................................24
  12.02 Notices...............................................................25
  12.03 Publicity.............................................................26
  12.04 Time of the Essence...................................................26
  12.05 Brokers...............................................................26
  12.06 Enurement.............................................................26
  12.07 Counterparts..........................................................26
  12.08 Assignment............................................................26
  12.09 Non-Merger............................................................27
  12.10 Entire Agreement; No Third Party Beneficiaries........................27

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MEMORANDUM OF AGREEMENT made as of the 28th of March, 2005, among STEVE KEREKES,
MELANIE KEREKES, JIM OATTES, GRACE DEBRABANDERE, JIM REDDON, MONICA REDDON, TOM DAVIS and JANE DAVIS (collectively, the "Vendors"), TELEPLUS CONNECT CORP., a corporation incorporated under the laws of the Province of Ontario (the "Corporation"), and TELEPLUS ENTERPRISES INC., a corporation incorporated under the laws of Nevada (the "Purchaser"), witnesses that:

WHEREAS the Vendors, in reliance upon the representations and warranties of the Purchaser contained herein, have agreed to sell to the Purchaser and the Purchaser, in reliance upon the representations and warranties of the Vendors contained herein, has agreed to purchase from the Vendors all of the issued and outstanding shares in the capital of the Corporation, in accordance with the terms of this Agreement;

NOW THEREFORE, in consideration of the premises and the mutual agreements contained in this Agreement and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged by the parties), the parties agree as follows:

                                   ARTICLE 1 -
                                 INTERPRETATION

1.01  Defined Terms

      As used in this Agreement, the following terms have the following meanings:

      "Affiliate" has the meaning as set out in the Business Corporations Act (Ontario);

      "Agreement" means this share purchase agreement and all schedules and instruments in amendment or confirmation of it; "hereof", "hereto" and "hereunder" and similar expressions mean and refer to this Agreement and not to any particular Article, Section, Subsection or other subdivision; "Article", "Section", "Subsection" or other subdivision of this Agreement followed by a number means and refers to the specified Article, Section, Subsection or other subdivision of this Agreement;

      "Ancillary Agreements" means all agreements, certificates and other instruments delivered or given pursuant to this Agreement; and "Ancillary Agreement" means any one of such agreements, certificates or other instruments;

      "Articles" shall mean the certificate and Articles of incorporation (as amended), statute, constitution, trust indenture, joint venture or partnership agreement or Articles or other constituting document of any Person other than an individual, each as from time to time amended or modified;

      "Authorization" means, with respect to any Person, any authorization, order, permit, approval, grant, licence, consent, right, franchise, privilege, certificate, judgment, writ, injunction, award, determination, direction, decree, or by-law, rule or regulation of any Governmental Entity, whether or not having the force of law, having jurisdiction over such Person;

      "Books and Records" means all technical, business and financial records, financial books and records of account, books, data, reports, files, lists, drawings, plans, logs, briefs, customer and supplier lists, deeds, certificates, contracts, surveys, title opinions or any other documentation and information in any form whatsoever (including written, printed, electronic or computer printout form) relating to Corporation and the Business;

      "Business" means the business carried on by the Corporation consisting of the offering of wireline prepaid local telecommunications services to the residential marketplace;

      "Business Day" means any day of the year, other than a Saturday, Sunday or any day on which Canadian chartered banks are required or authorized to close in Toronto, Ontario;

      "CRA" means the Canada Revenue Agency;

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                                      -2-


      "Claim" means any claim of any nature whatsoever, including any demand, liability, obligation, debt, cause of action, suit, proceeding, judgment, award, assessment, and reassessment;

      "Closing" means the completion of the transaction of purchase and sale contemplated in this Agreement;

      "Closing Date" means March 30, 2005, or such other date as the parties may agree in writing;

      "Corporate Records" means the corporate records of a corporation, including (i) all articles, by-laws, any unanimous shareholders agreement and any amendments thereto; (ii) all minutes of meetings and resolutions of shareholders, directors and any committee thereof; (iii) the share certificate books, register of shareholders, register of transfers and register of directors; and (iv) all accounting records;

      "Corporation" means Teleplus Connect Corp., a corporation incorporated under the laws of the Province of Ontario;

      "Distribution" means (a) the declaration or payment of any dividend in cash or property on or in respect of any class of shares of the Person,
      (b) the purchase, redemption or other retirement of any shares of the Person, directly or indirectly or otherwise, or (c) any other distribution on or in respect of any class of shares or trust units of the Person;

      "Distributable Net Income" means: (i) eighty per cent (80%) of the sum of net income of the Corporation plus depreciation and amortization; less
      (ii) a reasonable allowance for future capital requirements of the Corporation including payments related to acquisitions;

      "EBITDA" means earnings before interest (including penalties and interest on late payments and financial expenses), taxes, depreciation and amortization, all in accordance with Canadian generally accepted accounting principles;

      "EBITDA Target"  has the meaning ascribed thereto in Section 2.03;

      "Event of Default" has the meaning ascribed thereto in Section 2.05;

      "Environmental Laws" means all applicable Laws relating to the environment, health and safety matters or conditions, Hazardous Substances, pollution or protection of the environment;

      "Financial Statements" means the balance sheet of the Corporation for the fiscal year ended May 31, 2001 and the accompanying statements of shareholders' equity, income and changes in financial position for the Corporation for the year then ended;

      "GAAP" means, at any time, accounting principles generally accepted in Canada at such time;

      "Governmental Entity" means (i) any multi-national, federal, provincial, state, municipal, local or other governmental or public department, court, commission, board, bureau, agency or instrumentality, domestic or foreign;
      (ii) any subdivision, agent, commission, board, or authority of any of the foregoing; or (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

      "GST" means goods and services tax imposed under the GST Legislation;

      "GST Legislation" means the Excise Tax Act (Canada);

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                                      -3-


      "Hazardous Substance" includes any contaminant, pollutant, dangerous substance, liquid or solid waste, industrial waste, hauled liquid or solid waste, toxic substance, hazardous waste, hazardous material, or hazardous substance (including anything with any of the foregoing as a component thereof), whether or not such substance is "hazardous" as defined under any Laws;

      "Indebtedness" shall mean all obligations, contingent (to the extent required to be reflected in financial statements prepared in accordance with GAAP) and otherwise, which in accordance with GAAP should be classified on the obligor's balance sheet as liabilities, including without limitation, in any event and whether or not so classified: (a) all debt and similar monetary obligations, whether direct or indirect; (b) all liabilities secured by any mortgage, pledge, security interest, lien, charge or other encumbrance existing on property owned or acquired subject thereto, whether or not the liability secured thereby shall have been assumed; (c) all guarantees, endorsements and other contingent obligations whether direct or indirect in respect of Indebtedness or performance of others, including any obligation to supply funds to or in any manner to invest in, directly or indirectly, the debtor, to purchase Indebtedness, or to assure the owner of Indebtedness against loss, through an agreement to purchase goods, supplies or services for the purpose of enabling the debtor to make payment of the Indebtedness held by such owner or otherwise; and (d) obligations to reimburse issuers of any letters of credit;

      "Intellectual Property" means all right, title, interest and benefit of the Corporation in and to any registered or unregistered, trade or brand names, service marks, copyrights, copyright applications, designs, inventions, patents, patent applications, patent rights (including any patents issuing on such applications or rights), licences, sub-licences, franchises, formulas, processes, know-how, technology, computer rights and other intellectual or industrial property of the Corporation or pertaining to the Business;

      "ITA" means the Income Tax Act (Canada) and all references in this Agreement to the Income Tax Act (Canada) and to amounts to be withheld pursuant thereto shall be deemed to be made to the Income Tax Act (Canada), as now enacted or as it may from time to time be amended, re-enacted or replaced, and in the case of any such amendment, re-enactment or replacement, any references herein to the Income Tax Act (Canada) and to amounts to be withheld pursuant thereto shall be read as referring to such amended, re-enacted or replaced provisions;

      "Laws" means all statutes, codes, ordinances, decrees, rules, regulations, municipal by-laws, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings or awards, or any provisions of the foregoing, including general principles of common and civil law and equity, binding on or affecting the Person referred to in the context in which such word is used; and "Law" means any one of them;

       "Lien" shall mean: (a) any encumbrance, mortgage, pledge, hypothec, prior claim, lien, charge or other security interest of any kind upon any property or assets of any character, or upon the income or profits therefrom, of any nature whatsoever or howsoever arising and any rights or privileges capable of becoming any of the foregoing, (b) any acquisition of or agreement to have an option to acquire any property or assets upon conditional sale or other title retention agreement, device or arrangement (including a capitalized lease), or (c) any sale, assignment, pledge or other transfer for security of any accounts, general intangibles or chattel paper, with or without recourse;

       "Loss" means any loss whatsoever, including expenses, costs, damages, penalties, fines, charges, claims, demands, liabilities, interest and any and all legal fees and disbursements;

      "Material Adverse Effect" with respect of a business or Person means an effect which could reasonably be expected to be materially adverse to the business, assets, financial condition, earnings, operations or prospects of the business or Person on a consolidated basis or the market price or value of any of its securities;

      "Parties" means the Vendors, the Purchaser, the Corporation and any other person who may become a party to this Agreement; and "Party" means any one of them;

      "Person" means an individual, partnership, corporation, trust, unincorporated association, joint venture or other entity or Governmental Entity, and pronouns have a similarly extended meaning;

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                                      -4-


      "Purchase Price Installment Payment" has the meaning ascribed thereto in
      Section 2.03;

      "Purchased Shares" has the meaning ascribed thereto in Section 2.01;

      "Purchaser" means TelePlus Enterprises Inc., a corporation incorporated under the laws of Nevada;

      "Security Documents" has the meaning ascribed thereto in Section 2.05;

      "Security Right" means, with respect to any security, any option, warrant, subscription right, pre-emptive right, other right, proxy, put, call, demand, plan, commitment, agreement, understanding or arrangement of any kind relating to such security, whether issued or unissued, or any other security convertible into or exchangeable for any such security. "Security Right" includes any right relating to issuance, sale, assignment, transfer, purchase, redemption, conversion, exchange, registration or voting and includes rights conferred by statute, by the issuer's constituting documents or by agreement;

      "Tax" or "Taxes" shall mean all taxes, charges, fees, levies, imposts and other assessments, including all income, sales, use, goods and services, value added, capital, capital gains, alternative net worth, transfer, profits, withholding, payroll, employer health, excise, immovable property and moveable property taxes, and any other taxes, customs duties, fees, assessments or similar charges in the nature of a tax whether direct or indirect including Canada Pension Plan and provincial pension plan contributions and workers compensation premiums, together with any interest, fines and penalties imposed by any governmental authority (including federal, provincial, municipal and foreign governmental authorities), and whether disputed or not;

      "Time of Closing" means 10:00 a.m. (Toronto time) on the Closing Date or such other time as the Closing may occur;

      "Vendors" means, collectively, Steve Kerekes, Melanie Kerekes, Jim Oattes, Grace Debrabandere, Jim Reddon, Monica Reddon, Tom Davis and Jane Davis; and

      "Vendor's Proportion" has the meaning ascribed thereto in Article 3.

1.02  Gender and Number

      Any reference in this Agreement to gender shall include all genders, and words importing the singular number only shall include the plural and vice versa.

1.03  Headings, Etc.

      The division of this Agreement into Articles, Sections, Subsections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in the construction or interpretation of this Agreement.

1.04  Currency

      All references in this Agreement or any Ancillary Agreement to dollars, unless otherwise specifically indicated, are expressed in Canadian currency.

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                                      -5-


1.05  Severability

      Any Article, Section, Subsection or other subdivision of this Agreement or any Ancillary Agreement or any other provision of this Agreement or any Ancillary Agreement which is, or becomes, illegal, invalid or unenforceable shall be severed from this Agreement and any Ancillary Agreement and be ineffective to the extent of such illegality, invalidity or unenforceability and shall not affect or impair the remaining provisions hereof or thereof, provided, however, that the Parties shall use commercial reasonable best efforts to substitute such Article, Section, Subsection or other subdivision with an Article Section, Subsection or other subdivision of similar effect.

1.06  Entire Agreement

      This Agreement together with the Ancillary Agreements constitutes the entire agreement between the Parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties. There are no representations, warranties, conditions or other agreements, express or implied, statutory or otherwise, between the Parties in connection with the subject matter of this Agreement, except as specifically set forth herein and therein. If there is any conflict between the provisions of this Agreement and the provisions of any Ancillary Agreement, the provisions of this Agreement shall govern.

1.07  Amendments

      This Agreement and any Ancillary Agreement may only be amended, modified or supplemented by a written agreement signed by all of the parties to such agreement.

1.08  Waiver

      No waiver of any of the provisions of this Agreement or any Ancillary Agreement shall be deemed to constitute a waiver of any other provision (whether or not similar), nor shall such waiver constitute a waiver or continuing waiver unless otherwise expressly provided in writing duly executed by the party to be bound thereby.

1.09  Governing Law


      This Agreement and all Ancillary Agreements shall be governed by and interpreted and enforced in accordance with the laws of the Province of Ontario applicable therein.


1.10  Inclusion

      Where the word "including" or "includes" is used in this Agreement, it shall mean "including (or includes) without limitation".

1.11  Accounting Terms

      All accounting terms not specifically defined in this Agreement shall be construed in accordance with GAAP.

1.12  Incorporation of Schedules

      The following are the schedules attached to and incorporated in this
Agreement:

Schedule 2.03           -     Payment of Consideration
Schedule 2.04           -     Funding of Business Plan
Schedule 3.03           -     Capitalization

                                   ARTICLE 2 -
                       PURCHASED SHARES AND PURCHASE PRICE


2.01  Purchase and Sale

      Subject to the terms and conditions hereof, each of the Vendors agree to sell, assign and transfer to the Purchaser and the Purchaser agrees to purchase from the Vendors at the Time of Closing on the Closing Date, the shares owned by each Vendor representing, collectively, all (but not less than all) of the issued and outstanding shares (the "Purchased Shares") in the capital of the Corporation. The number and class of shares of the Corporation owned by all shareholders of the Corporation as at the Time of Closing is set out in Schedule 3.03.

2.02  Consideration Payable

      The consideration payable by the Purchaser to the Vendors for the Purchased Shares shall be $20,800,000 and shall be allocated and paid as set out forth in Section 2.03. The Vendors acknowledge and agree that the Purchaser may pay all or a portion of the consideration for the Purchased Shares by issuing shares of the Purchaser's common stock to the Vendors, in which event the Vendors hereby irrevocably, jointly and severally, authorize and direct the Purchaser to sell said shares in the public market pursuant to an effective registration on Form SB-2 in order to fulfill this provision, and provided in any event that said shares shall be sold as soon as possible by such means and that, after giving effect to such sales, the Purchaser shall have paid to the Vendors an aggregate of $20,800,000 in cash.

2.03  Allocation and Payment of Consideration

      The consideration payable to the Vendors for the Purchased Shares shall be allocated, paid and satisfied by payment to the Vendors by the Purchaser of an amount payable upon the Corporation achieving each $25,000 increment in monthly EBITDA (an "EBITDA Target") until the earlier of: (a) the Corporation has achieved $400,000 in monthly EBITDA; or (b) 51 months have passed from the date of this Agreement. The amount payable (the "Purchase Price Instalment Payment") upon the Corporation achieving each EBITDA Target shall be an amount equal to
4.3333 times the EBITDA for the month in which the applicable EBITDA Target has been achieved, less the amount of EBITDA for the month during which any previous EBITDA Target has been achieved, multiplied by 12, as more particularly illustrated in Schedule 2.03. In the event that the Purchase Price Instalment Payment based on monthly EBITDA of $400,000 has not been paid to the Vendors prior to the date which is 48 months from the Closing Date, the Purchaser shall pay to the Vendors a pro rated portion of any balance of consideration payable, if any, based on the monthly EBITDA for the 51st month following the Closing Date.

      Each Purchase Price Instalment Payment payable pursuant to this Section
2.03 shall be paid as follows:

      (i) a minimum of thirty per cent (30%) of the Purchase Price Instalment Payment shall be paid to the Vendors on or before the date which is fifteen (15) calendar days following the end of the month in which any EBITDA Target is satisfied; and

      (ii) the balance of the applicable Purchase Price Instalment Payment shall be paid within six (6) months from the end of the month in which any EBITDA Target is satisfied.

The Purchaser hereby covenants and agrees to cause the Corporation to satisfy any shortfall in the amounts due under the foregoing paragraph 2.03(ii) by making quarterly (quarterly meaning every three months after the applicable due date in Section 2.03(ii) until paid in full) distributions to the Vendors out of the Distributable Net Income of the Corporation. In the event the amounts due under the foregoing paragraphs 2.03(i) and 2.03(ii) are not paid and received by the Vendors when due, interest shall accrue and be payable monthly at a rate of six per cent (6%) per annum on the overdue amount(s).

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      If during the first 6 months of any payment period of a Purchase Price
Instalment Payment the average EBITDA of the Corporation for such 6 months falls below 70% of the EBITDA Target associated with such Purchase Price Instalment Payment, the amount of consideration payable applicable to such period shall be adjusted to be such amount multiplied by the percentage of the EBITDA Target achieved on average.

2.04  Funding of Corporation

      The Purchaser and the Vendors have agreed to the financing contribution schedule set forth in Schedule 2.04(a). The Purchaser hereby agrees, and shall be required, to provide financing to the Corporation following Closing in accordance with such financing contribution schedule, to a maximum amount of $8,343,000, to be contributed by up to $3,921,500 in shares of the Purchaser and the balance in cash, provided that the Corporation has at all times achieved and maintained 70% or more of the then applicable EBITDA target as set out in
Schedule 2.04(b). For greater certainty, in the event that the Corporation's EBITDA is at any time less than 70% of the then applicable EBITDA target as set out in Schedule 2.04(b), the Purchaser will have no obligation to provide the Corporation with financing as required under this Agreement. The Corporation shall have a 90 day period in which to cure any failure to achieve and maintain 70% or more of the then applicable EBITDA target and, in the event that the Corporation cures such failure to thereafter achieve and maintain 70% or more of the then applicable EBITDA target during such time, the Purchaser's obligation to provide financing to the Corporation in accordance with Schedule 2.04(a) shall be renewed.

2.05  Security for Obligations

      (a) As continuing security for the Purchaser's obligation to pay the consideration payable to the Vendors for the Purchased Shares, the Purchaser hereby undertakes to execute and deliver and/or cause the Corporation to execute and deliver, as applicable, in favour of the Vendors: (i) within one hundred and eighty (180) days from the Closing Date a guarantee and general security agreement (the "GSA") or similar security document granting the Vendors a security interest in and to all undertakings, property and assets of the Corporation, in form and substance satisfactory to the Vendors and their counsel; and (ii) forthwith after the registration under the Personal Property Security Act (Ontario) (the "PPSA") of the security interest created by the GSA attains a first ranking priority position, as evidenced by a current public search against the Corporation under the PPSA, a share pledge agreement pledging all of the shares of the Corporation to the Vendors, in form and substance satisfactory to the Vendors and their counsel (the share pledge agreement, together with the general security agreement, being the "Security Documents") together with the share certificate representing the pledged shares and a duly completed share transfer power of attorney.

      (b) Any of the following events shall constitute an event of default under this Agreement and the Security Documents then in effect (an "Event of Default"):

            (i)   any failure by the Purchaser in making payment when due of:
                  (a) the Purchase Price Instalment Payment pursuant to paragraph 2.03(i) hereof; and/or (b) interest on any unpaid portion of the Purchase Price Instalment Payment pursuant to
                  Section 2.03 hereof; and/or (c) the Distributable Net Income payment pursuant to paragraph 2.03;

            (ii) any failure by the Purchaser to provide financing to the Corporation following Closing in accordance with the provisions of Section 2.04; or

            (iii) if the Purchaser, any creditor of the Purchaser or any other
                  Person institutes any proceeding or takes any corporate action or executes any agreement in connection with the commencement of any proceeding: (A) seeking to adjudicate the Purchaser a bankrupt or insolvent; (B) seeking liquidation, dissolution, winding-up, reorganization, arrangement, protection, relief or composition of the Purchaser or any material part of its property or debt, or making a proposal with respect to the Purchaser under any law relating to bankruptcy, insolvency, reorganization or compromise of debts or other similar laws; or (C) seeking appointment of a receiver, trustee, agent, custodian or other similar official for the Purchaser or for any material part of its properties and assets; and such proceeding is not contested by the Purchaser in good faith within twenty (20) Business Days of initiation of the proceedings or if any order sought in such proceeding (other than a procedural order) is granted and at any time thereafter such order is not either dismissed or contested by the Purchaser and the effect thereof stayed.

            Upon the occurrence of an Event of Default and the continuance of any such default for a period of fifteen (15) Business Days from the date of default without cure by the Purchaser (other than the insolvency and/or bankruptcy of the Purchaser as set out in paragraph 2.05(b)(iii) for which there shall be no cure period), the Vendors may enforce upon the security provided to them under the Security Documents, including realizing upon the pledge of the shares of the Corporation pursuant to the share pledge agreement forming part of the Security Documents.

      (c) After the execution and delivery of the share pledge agreement in favour of the Vendors, in the event the Vendors enforce the pledge of the shares as set forth in (b) above and have received payments pursuant to section 2.03 in excess of $14,400,000 and take back the shares of the Corporation, the Vendors shall within 180 days pay back to the Purchaser the consideration paid by the Purchaser to the Vendors prior to the Event of Default. The Vendors hereby agree to pledge the shares of the Corporation to the Purchaser to secure the Vendors' obligations to pay back the consideration paid by the Purchaser to the Vendors as provided in the immediately preceding sentence and if the Vendors default in the payment of the consideration paid by the Purchaser to the Vendors as required in the immediately preceding sentence, then the shares of the Corporation shall revert back to the Purchaser free and clear of all liens and encumbrances.

2.06  The Closing

      The Closing shall take place at the Time of Closing at the offices of counsel to the Vendors, Wildeboer Dellelce LLP, Toronto, Ontario, or at such other time, date or place as the parties agree. Notwithstanding any other provision of this Agreement, the within transactions shall be effective as of the Closing Date.

2.07  Payment of Taxes and Registration Charges on Transfer

      Except as otherwise provided herein, each of the Vendors shall be liable for and shall pay all taxes, duties, registration charges or other like charges properly payable by a Vendor in connection with the conveyance and transfer by each of them of their respective Purchased Shares to the Purchaser hereunder.


                                   ARTICLE 3 -
                         REPRESENTATIONS AND WARRANTIES
                           OF VENDORS AND CORPORATION

Representations and Warranties of Vendors and Corporation. Each of the Vendors and the Corporation represents and warrants, severally, and, in the case of the Vendors, in proportion to the consideration paid to such Vendor in Section 2.03 (the "Vendor's Proportion"), as follows to the Purchaser and each of the Vendors and the Corporation acknowledges and confirms that the Purchaser is relying upon such representations and warranties in connection with the purchase by the Purchaser of the Purchased Shares:

3.01  Due Incorporation, Existence and Corporate Power of the Corporation

      The Corporation is a corporation duly incorporated, validly existing and in good standing in its jurisdiction of incorporation. The Corporation has all necessary corporate power and authority to own or lease its properties, to carry on its business as now being conducted by it, to enter into this Agreement and the other agreements to which it is or is to become a party pursuant to the terms hereof and to perform its obligations hereunder and thereunder. The Corporation is not a reporting issuer under applicable securities legislation, there is not a published market for any securities of the Corporation and the number of holders of securities of the Corporation is eight (8).

3.02  Title to Purchased Shares

      The Vendor's portion of the Purchased Shares (the "Vendor's Shares") as set out opposite the Vendor's name on Schedule 3.03 are, or as of the Closing Date will be, owned by the Vendor as the registered and beneficial owner thereof with a good title thereto, free and clear of all Liens. The Vendor has the right, power and authority to enter into this Agreement and to sell the Vendor's Shares as contemplated herein. All rights and powers to vote the Vendor's Shares are held exclusively by the Vendor. The Vendor's Shares held by the Vendor were validly issued, fully paid and non-assessable, were not issued in violation of the terms of any agreement or other understanding, and were issued in compliance with all applicable laws and regulations. The delivery of the Vendor's Shares by the Vendor to the Purchaser pursuant to the provisions hereof will transfer to the Purchaser valid title thereto of such Vendor's Shares, free and clear of all Liens.

3.03  Extra-Provincial Qualification

      The Corporation is duly qualified, licensed or registered to carry on its business as now being conducted in all jurisdictions in which the nature of the business conducted by it or the property owned or leased by it makes such qualification, licensing or registration necessary.

3.04  Authorized Capital of the Corporation

      The authorized capital of the Corporation consists of an unlimited number of common shares, and Schedule 3.03 sets out as at the date hereof and at the Time of Closing, the number of issued and outstanding securities of the Corporation each of which is and will be duly issued and outstanding as fully paid and non-assessable. The Purchased Shares shall at Closing constitute all of the issued and outstanding shares of the capital of the Corporation.

3.05  Options, etc.

      There are, and at Closing there will be, no Security Rights issued by the Corporation relating to any of the unissued shares of the Corporation. Except for the Purchaser's right hereunder, no Person has any option, warrant, right, call, commitment, conversion right, right of exchange or other agreement or any right or privilege issued or granted by the Corporation (whether by law, pre-emptive or contractual) capable of becoming an option, warrant, right, call, commitment, conversion right, right of exchange or other agreement (i) for the purchase from the Vendors of any of the Purchased Shares; or (ii) for the purchase, subscription, allotment or issuance of any of the unissued shares in the capital of the Corporation or of any securities of the Corporation.

      Except for the Purchaser's rights hereunder, no Person has any option, warrant, right, call, commitment, conversion right, right of exchange or other agreement or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an option, warrant, right, call, commitment, conversion right, right of exchange or other agreement for the purchase from the Vendor of any of the Vendor's Shares.

3.06  Valid Issuance of Purchased Shares

      The Purchased Shares are validly issued, fully paid and non-assessable, were not issued in violation of the terms of any agreement or other understanding to which the Corporation is a party, and were issued in compliance with all applicable Laws.

3.07  Corporate Records

      The Corporate Records of the Corporation are materially complete and accurate and all corporate proceedings and actions reflected therein have been conducted or taken in compliance with all applicable Laws and with the articles and by-laws of the Corporation, and without limiting the generality of the foregoing, (i) the minute books contain materially complete and accurate minutes of all meetings of the directors and shareholders of the Corporation held since the incorporation thereof, and all such meetings were duly called and held; (ii) the minute books contain all written resolutions passed by the directors and shareholders of the Corporation and all such resolutions were duly passed; (iii) the share certificate books, register of shareholders and register of transfers of the Corporation are materially complete and accurate, and all such transfers have been duly completed and approved; and (iv) the registers of directors and officers are materially complete and accurate and all former and present directors and officers of the Corporation were duly elected or appointed as the case may be.

3.08  Validity of Agreement

      (1) The Corporation has all necessary corporate power and authority to enter into and perform its obligations under this Agreement and the Ancillary Agreements to which it is a party.

      (2) The execution, delivery and performance by the Corporation of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated thereby: (a) have been duly authorized by all necessary corporate action on the part of the Corporation; and
(b) do not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition) result in a violation or a breach of, or a default under or give rise to a right of termination, amendment or cancellation or the acceleration of any obligation under (i) any charter, by-law or trust deed instruments of the Corporation; (ii) any contracts or instruments to which the Corporation is a party or by which the Corporation is bound; or
(iii) of any Laws applicable to the Corporation.

      (3) The execution, delivery and performance by the Vendor of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated thereby do not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition) result in a violation or a breach of, or a default under or give rise to a right of termination, amendment or cancellation or the acceleration of any obligation under any contracts or instruments to which the each of the Vendors is a party or by which the Vendor is bound or of any Laws applicable to the Vendor.

      (4) This Agreement and any Ancillary Agreement to which the Corporation and Vendor are a party constitute legal, valid and binding obligations of the Corporation and Vendors enforceable against them in accordance with their respective terms.


3.09  Restrictive Documents

      The Corporation and Vendors are not subject to, or a party to, any charter, by-law or trust deed restriction, any Law, any Claim, any contract or instrument, any Lien or any other restriction of any kind or character which would prevent the consummation of the transactions contemplated by this Agreement or compliance by the Corporation and Vendors with the terms, conditions and provisions hereof or the continued operation of the Business after the date hereof or the Closing Date on substantially the same basis as heretofore operated or which would restrict the ability of the Purchaser to acquire any of the Purchased Shares.

3.10  Residence

      None of the Vendors is a non-resident of Canada within the meaning of the ITA.

3.11  Title to Assets

      The Corporation has good title to and has legal and beneficial ownership of all of the assets and property used in connection with the Business free and clear of all Liens.

3.12  Absence of Changes

      Since the date of the Financial Statements, the Business of the Corporation has been carried on in the ordinary course. Except as provided for in the Financial Statements, the Corporation has not since May 31, 2001:

      (a) issued, sold, pledged, hypothecated, leased, disposed of, encumbered or agreed to issue, sell, pledge, hypothecate, lease, dispose of or encumber any shares or other corporate securities or any right, option or warrant with respect thereto;

      (b)   amended or proposed to amend their respective Articles or by-laws;

      (c) split, combined or reclassified any of their respective securities or made any Distribution;

      (d) suffered any loss relating to litigation or been threatened with litigation which could reasonably be expected to result in a Material Adverse Effect;

      (e) entered into or amended any employment contracts with any director, officer or senior management employee, created or amended any employee benefit plan, profit sharing, deferred compensation, phantom stock option, stock option, employee stock purchase, bonus, retirement, health or insurance plan, made any increases in the base compensation, bonuses, paid vacation time allowed or fringe benefits for its directors, officers, employees or consultants, except for increases in compensation pursuant to established compensation policies of the Corporation applied on a basis consistent with that of the prior year;

      (f) suffered any change in the established business relationship of the Corporation with any customer or distributor or supplier which has had or could reasonably be expected to have a Material Adverse Effect on the Corporation, taken as a whole;

      (g) suffered damage, destruction or other casualty, loss, or forfeiture of, any property or assets, whether or not covered by insurance, which has had or could reasonably be expected to have a Material Adverse Effect on the Corporation, taken as a whole;

      (h) entered into any contract, commitment or agreement under which it has outstanding Indebtedness for borrowed money or for the deferred purchase price of property (other than such property acquired in the ordinary course of business consistent with past practice), or has the right or obligation to incur any such Indebtedness or obligation, or made any loan or advance to any Person other than advances to employees for business expenses or in connection with the existing employee share purchase plans of the Corporation in the ordinary course of business consistent with past practice;

      (i) acquired or agreed to acquire (by tender offer, exchange offer, merger, amalgamation, acquisition of shares or assets or otherwise) any Person, corporation, partnership, joint venture or other business organization or division or acquired or agreed to acquire any material assets;

      (j)   made any capital expenditures in excess of $10,000;

      (k) entered into any material contracts regarding their business operations, including joint ventures, partnerships or other arrangements;

      (l) entered into any interest rate swap, currency swap, option or other rate fixing agreement for a financial transaction or entered into any forward sale agreement for commodities;

      (m) created any stock option or bonus plan, paid any bonuses, deferred or otherwise, or deferred any compensation to any of its directors, officers or employees other than such payments made in the ordinary course of business consistent with past practice;

      (n)   made any material change in accounting procedures or practices;

      (o) mortgaged, hypothecated or pledged any of their respective properties or assets, tangible or intangible, or subjected them to any Liens;

      (p) disposed of or permitted to lapse any rights to the use of any patent, trademark, service mark, logo, trade name or copyright, or disposed of or disclosed (without appropriate confidentiality protection) to any Person any trade secret, formula, process, method or know-how not theretofore a matter of public knowledge;

      (q) transferred any assets to any shareholder or any of their Affiliates or assumed any Indebtedness from any shareholder or any of their Affiliates or participated in any other related party transaction that has not been disclosed in writing to the Purchaser;

      (r) entered into any other material transaction, or any amendment of any contract, lease, agreement or license which is material to its business; or

      (s) entered into any agreement or understanding to do any of the foregoing;

3.13  Compliance with Laws

      The Corporation is conducting the Business in compliance with all applicable Laws of each jurisdiction in which the Business is carried on, except for acts of non-compliance which in the aggregate are not material.

3.14  Environmental Compliance

      The Corporation has at all times received, handled, generated, used, stored, deposited, labeled, handled, treated, documented, transported and disposed of any Hazardous Substances in compliance with all, and there is no circumstance or condition which would subject the Corporation to any material liability under, any applicable Environmental Laws, health or safety Laws, approvals or Authorizations.

3.15  Authorizations

      The Corporation owns, holds, possesses or lawfully uses in the operation of the Business, all Authorizations which are in any manner necessary to conduct the Business as presently or previously conducted or for the ownership and use of its assets and property, free and clear of all Liens and in compliance with all Laws applicable thereto. The Corporation is not in default, nor has it received any notice of any Claim in default, with respect to any such Authorizations. All such Authorizations are renewable by their terms or in the ordinary course of business without the need for the Corporation to comply with any special qualification or procedures or to pay any amounts other than routine filing fees. None of such Authorizations will be adversely affected by the consummation of the transactions contemplated hereby.

3.16  No Options, Etc.

      No Person has any written or oral agreement, option, understanding or commitment, or any right or privilege capable of becoming such for the purchase from the Corporation of any of its assets or property.

3.17  Real Property

      The Corporation has not previously owned, nor is it currently the owner of, or under any agreement or option to own or lease, any real property or any interest therein..

3.18  Material Contracts

      The Corporation is not a party to or bound by:

      (a) any employment agreement, bonus, deferred compensation, pension, profit sharing, stock option, phantom stock plan, employee stock purchase, health, insurance, retirement or other employee benefit plan, any collective agreements or any agreement (oral or written) providing for compensation to be paid to any employee consequent upon the sale of any substantial portion of outstanding shares in the capital of the Corporation;

      (b)   any agreement or commitment relating to the borrowing of money;

      (c)   any agreement or commitment relating to capital expenditures;

      (d) any loan or advance to, or investment in, any other Person or any agreement or commitment relating to the making of any such loan, advance or investment;

      (e) any bonds, debentures, mortgages, notes or other similar indebtedness or liabilities whatsoever or any agreement to create or issue any bonds, debentures, mortgages, notes or other similar indebtedness;

      (f) any performance bond, indemnity, guarantee or other contingent liability in respect of any indebtedness or obligation of any Person;

      (g) any management, consulting or any other similar agreement or commitment;

      (h) any agreement or commitment limiting the freedom of the Corporation or any successor owner of the Corporation, the Business or the property and assets of the Corporation to engage in any line of business or to compete with any other Person;

      (i) any licensing or other agreement or commitment relating to intellectual property used by the Corporation in the conduct of the Business;

      (j) any agreements or commitments entered into in the ordinary course of the Business involving an aggregate amount of more than $25,000 which is not cancellable without penalty within thirty (30) days;

      (k) any agreement or commitment not entered into in the ordinary course of the Business; and

      (l) any agreement or arrangement with any Person with whom either of the Corporation or the Vendors (or their directors, officers and employees) does not deal at arm's length within the meaning of the Income Tax Act (Canada).

3.19  Subsidiaries and Investments

      The Corporation does not have any subsidiaries and does not own or hold of record or beneficially own or hold any shares of any class of the capital of any corporation or any legal or beneficial ownership interest in any general or limited partnership, business trust, limited liability company, joint venture or any other unincorporated trade or business enterprise.

3.20  Books and Records

      All Books and Records of the Corporation have been fully, properly and accurately kept and, where required, completed in accordance with GAAP and there are no material inaccuracies or discrepancies of any kind contained or reflected therein. The records, systems, controls, data or information of the Corporation are not recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of the Corporation.

3.21  Third Party Guarantees

      The Corporation is not a party to or bound by any agreement or guarantee, indemnification, assumption or endorsement or any other like commitment of the obligations, liabilities (contingent or otherwise) or indebtedness of any Person.


3.22  No Undisclosed Liabilities

      The Corporation does not have any liabilities, expense, claim, deficiency, guarantee or endorsement of any type whatsoever, contingent, contractual or otherwise, as at the relevant dates in the Financial Statements, other than those set out in such statements.

3.23  Financial Statements

      The Financial Statements have been prepared in accordance with GAAP applied on a basis consistent with those of previous fiscal years and the Interim Financial Statements have been prepared in accordance with GAAP applied on a basis consistent with those of previous fiscal years, and each present fairly:

      (a) the assets, liabilities (whether accrued, absolute, contingent or otherwise), and the financial condition of the Corporation (as the case may be) as at the respective dates of the relevant statements;

      (b) the financial position of the Corporation (as the case may be) as at the respective dates of the relevant statements; and

      (c) the sales and earnings of the Corporation during the periods covered thereby.

3.24  Indebtedness and Accounts Payable

      Except as set forth in the Financial Statements, the Corporation has not incurred any Indebtedness, since the date of the Financial Statements. The Corporation is not indebted to any of its directors, officers, employees or consultants.

3.25  Capital Expenditures

      No capital expenditures exceeding in the aggregate $10,000 have been made or authorized by the Corporation except in the ordinary course of business since the date of the Financial Statements.

3.26  Employees

      The Corporation is in compliance with all Laws respecting employment and employment practices, terms and conditions of employment, pay equity and wages and hours and neither has nor is engaged in any unfair labour practice.

3.27  Litigation

      There is no action, suit or proceeding, at law or in equity, by any Person, nor any arbitration, administrative or other proceeding by or before (or to the best knowledge of the Vendors or the Corporation any investigation by) any Governmental Entity pending, or, to the best of the knowledge of the Vendors or the Corporation, threatened against or affecting the Corporation or any of its properties, rights or assets. The Corporation is not subject to any judgment, order or decree entered in any lawsuit or proceeding.

3.28  Taxes

      (a) The Corporation has prepared and filed on time with all appropriate governmental authorities all Tax returns and other material documents that they have been required to file in respect of any Taxes for all fiscal periods ending on or prior to the date hereof and all such returns or other material documents are correct, complete and up to date in all material respects.

      (b) The Corporation has paid in full all Taxes due on or before the date hereof and, in the case of such Taxes accruing on or before the date hereof that are not due on or before the date hereof, the Corporation has made adequate provision in its books and records and financial statements.

      (c) The Corporation has withheld from each payment made to any of its present or former employees, officers, directors, and to all persons who are non-residents of Canada for purposes of the ITA all material amounts required by law to be withheld or remitted. The Corporation has remitted, in all material respects, all Canada Pension Plan and provincial pension plan contributions, employment insurance premiums, employer health taxes and other Taxes payable by it in respect of its employees. The Corporation has charged, collected and remitted, in all material respects, all Taxes as required under applicable legislation on any sale, supply, or delivery whatsoever, made by the Corporation.

      (d) There are no reassessments of Taxes of the Corporation that have been issued and are outstanding. No governmental authority has challenged or threatened to challenge the Corporation in respect of any Taxes or of any Tax returns, filings or other reports filed under any statute providing for such Taxes.

      (e) The Corporation has paid or provided adequate accruals in its financial statements for the year ended May 31, 2004 for Taxes assessed, including income taxes and related deferred taxes, in conformity with GAAP.

      (f) The Corporation is not a party to any agreement, waiver or arrangement with any taxation authority relating to any extension of time with respect to the filing of any return, any payment or any assessment.

      (h) The Corporation is duly registered with the CRA under the GST Legislation and its GST registration number is ?. The Corporation has no reason to believe that any input tax credits claimed by the Corporation pursuant to the GST Legislation are not justified or have not been correctly calculated.

3.29  No Limitations

      There is no non-competition, exclusivity or other similar agreement, commitment or understanding in place, whether written or oral, to which the Corporation or, to the knowledge of the Corporation and Vendors any director, officer, employee or consultant or any Affiliate of such Persons, is a party or is otherwise bound that would now or hereafter, in any way limit the Business or operations of the Corporation: (a) in a particular manner or to a particular locality or geographic region, or (b) for a limited period of time.

3.30  Bank Accounts and Powers of Attorney

      The Corporation has no bank accounts or safe deposit boxes, nor do any persons hold powers of attorney from the Corporation.


                                   ARTICLE 4 -
                              INTENTIONALLY DELETED


                                   ARTICLE 5 -
               REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Representations and Warranties of the Purchaser. The Purchaser represents and warrants as follows to the Vendors and acknowledges and confirms that the Vendors are relying on such representations and warranties in connection with the sale by the Vendors of the Purchased Shares:

5.01  Due Incorporation and Existence

      The Purchaser is a corporation incorporated, validly existing and in good standing under the laws of the State of Nevada. The Purchaser has all necessary corporate power and authority to own or lease its properties and to carry on its business as now being conducted by it.

5.02  Validity of Agreement

      (1) The Purchaser has all necessary corporate power and authority to enter into and perform its obligations under this Agreement and the Ancillary Agreements to which it is a party.

      (2) The execution, delivery and performance by the Purchaser of this Agreement and the Ancillary Agreements to which they are a party or to which either is a party and the consummation of the transactions contemplated thereby: have been duly authorized by all necessary corporate action on the part of the Purchaser; and do not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition) result in a violation or a breach of, or a default under or give rise to a right of termination, amendment or cancellation or the acceleration of any obligation under (i) any charter, by-law or trust deed instruments of the Purchaser as applicable; (ii) any contracts or instruments to which the Purchaser is a party or by which the Purchaser is bound; or (iii) of any Laws applicable to them.

      (3) This Agreement and any Ancillary Agreement to which the Purchaser is a party constitute legal, valid and binding obligations of the Purchaser, enforceable against it in accordance with their respective terms.

5.03  Restrictive Documents

      The Purchaser is not subject to, or a party to, any charter, by-law or trust deed restriction, any Law, any Claim, any contract or instrument, any Lien or any other restriction of any kind or character which would prevent the consummation of the transactions contemplated by this Agreement or compliance by the Purchaser with the terms, conditions and provisions hereof.


                                   ARTICLE 6 -
                      PRE-CLOSING COVENANTS OF THE PARTIES

6.01  Pre-Closing Activities

      During the period from the date hereof until the Closing Date, the Vendors will use commercially reasonable efforts to cause the Corporation to conduct its Business in the ordinary course thereof, unless the Corporation has obtained the prior written consent of the Purchaser to do otherwise. Without limiting the generality of the foregoing, the Vendors will use commercially reasonable efforts to cause:

      (1) the Corporation to continue to maintain and service the assets used in the conduct of the Business in the same manner as has been its consistent past practice;

      (2) the Corporation to conduct the Business in such a manner that on the Closing Date the representation and warranties of the Vendors contained herein shall be true, correct and complete as if such representations and warranties were made on and as of such date; and

      (3) the Corporation not to enter into any material contracts prior to the Time of Closing, unless the Corporation has obtained the prior written consent of the Purchaser;

      except, in all cases, for the acquisition by the Corporation of Freedom Phone Lines Inc. and any other acquisitions as agreed upon between the Corporation and the Purchaser.

6.02  Due Diligence Investigations

      (1) The Vendors and the Corporation (i) shall permit the Purchaser and its employees, agents, counsel, accountants or other representatives, between the date hereof and the Time of Closing, without undue interference to the ordinary conduct of the Business, to have reasonable access during normal business hours and upon reasonable notice to the Corporation, all of its assets and property, the Business and any other information, including accounting records, corporate records and tax records and returns whether retained by the Vendors, the Corporation or otherwise; and (ii) shall furnish to the Purchaser or its employees, agents counsel, accountants, or other representatives such financial and operating data and other information with respect to the assets and property of the Corporation and the Business as the Purchaser shall from time to time reasonably request.

      (2) No investigations made by or on behalf of a party hereto, whether under Section 6.02 or any other provision of this Agreement or any Ancillary Agreement, shall have the effect of waiving, diminishing the scope of or otherwise affecting any representation or warranty made in this Agreement or any Ancillary Agreement.

6.03  Actions to Satisfy Closing Conditions

      Each of the Parties hereby agrees to take all such actions as are within its power to control and to use its commercially reasonable efforts to cause other actions to be taken which are not within its power to control, so as to ensure compliance with all of the conditions set forth in Article 7.

6.04  Transfer of the Purchased Shares

      Each of the Vendors shall take all necessary and reasonable steps and proceedings to permit good title to its respective Purchased Shares to be duly and validly transferred and assigned to the Purchaser at the Time of Closing, free of all Liens.

6.05  Filings and Authorizations

      Each of the Vendors and the Purchaser, as promptly as practicable after the execution hereof, (i) will make, or cause to be made, all such filings and submissions under all Laws applicable to it, as may be required for it to consummate the purchase and sale of the Purchased Shares in accordance with the terms of this Agreement; (ii) will use all reasonable efforts to obtain, or cause to be obtained, all Authorizations, approvals, consents and waivers from all Persons and Governmental Entities necessary or advisable to be obtained by it in order to consummate such transfer; and (iii) will use all reasonable commercial efforts to take, or cause to be taken, all other actions necessary, proper or advisable in order for it to fulfill its obligations hereunder. The Vendors and the Purchaser will coordinate and cooperate with one another in exchanging such information and supplying such assistance as may be reasonably requested by each in connection with the foregoing.

6.06  Notice of Untrue Representation or Warranty

      The Vendors or the Corporation, as the case may be, shall promptly notify the Purchaser upon any representation or warranty of the Vendors or the Corporation contained in this Agreement or any Ancillary Agreement becoming untrue or incorrect prior to the Time of Closing.


                                   ARTICLE 7 -
                              CONDITIONS OF CLOSING

7.01  Conditions for the Benefit of the Purchaser

      The purchase and sale of the Purchased Shares is subject to the following conditions to be fulfilled or performed at or prior to the Time of Closing, which conditions are for the exclusive benefit of the Purchaser and may be waived in whole or in part by the Purchaser in its sole discretion:

      (1) Truth of Representations and Warranties of the Vendors. The representations and warranties of the Vendors contained in this Agreement or in any Ancillary Agreement shall be true and correct as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of such date, and each of the Vendors shall also have executed and delivered a certificate to that effect. The receipt of such evidence and the Closing shall not be a waiver of the representations and warranties of the Vendors which are contained in this Agreement. Upon the delivery of such certificates, the representations and warranties of the Vendors in Articles 3 shall be deemed to have been made on and as of the Closing Date with the same force and effect as if made on and as of such date.

      (2) Performance of Covenants by the Vendors. Each of the Vendors and the Corporation shall have fulfilled or complied with all covenants herein contained to be performed or caused to be performed by them at or prior to the Time of Closing, and the Vendors and the Corporation shall each have delivered a certificate to that effect. The receipt of such certificates and the Closing shall not be a waiver of the covenants of the Vendors and the Corporation which are contained in this Agreement.

      (3) Consents and Authorizations. All required consents and authorizations shall have been obtained on terms acceptable to the Purchaser, acting reasonably, in order to permit the Closing of the sale of the Purchased Shares on the terms and conditions set out in this Agreement without adversely affecting, or resulting in the violation or a breach of or a default under or any termination, cancellation, amendment or acceleration of any obligation under any licence, permit, lease or contract in connection with the Business.

      (4) Legality; Governmental and Other Authorizations. The purchase of the Purchased Shares shall not be prohibited by any law or governmental order or regulation or by any order, decree or judgment of any court of competent jurisdiction nor shall any Person have initiated any action or proceeding before any court or governmental body seeking damages or other remedies against the Purchaser for having entered into this Agreement and/or seeking to enjoin the Purchaser from consummating the transactions contemplated by this Agreement. All necessary material consents, approvals, licenses, permits, orders and authorizations of, or registrations, declarations and filings with any governmental or administrative agency or any other Person, with respect to any of the transactions contemplated by this Agreement shall have been duly obtained or made by the Corporation or the Vendors on terms and conditions satisfactory to the Purchaser, acting reasonably, and shall be in full force and effect.

      (5) Deliveries. The Vendors shall have delivered or caused to be delivered to the Purchaser the following in form and substance satisfactory to the Purchaser, acting reasonably:

      (a) share certificates representing the Purchased Shares duly endorsed in blank for transfer, or accompanied by irrevocable security transfer powers of attorney duly executed in blank, in either case by the holders of record thereof;

      (b) certified copies of (i) the charter documents and extracts from the by-laws of the Corporation and any corporate Vendors or Vendors that are limited partnerships relating to the execution of documents;
            (ii) all resolutions of the board of directors of the Corporation and any corporate Vendors or Vendors that are limited partnerships and approving the entering into of this Agreement and the completion of all transactions contemplated hereunder; (iii) all other instruments evidencing necessary corporate action of the Corporation with respect to such matters; and (iv) specimen signatures of the officers of the Corporation;

      (c) a certificate of status, compliance, good standing or like certificate with respect to the Corporation issued by appropriate government officials of the jurisdiction of its incorporation;

      (d) a favourable opinion of counsel to the Corporation in a form acceptable to the Purchaser;

      (e) all originals of the Corporate Records of the Corporation and access to the said Corporate Records;

      (f) evidence that all necessary steps and proceedings as approved by counsel for the Purchaser, acting reasonably, to permit all of the Purchased Shares to be fully and validly transferred to the Purchaser or its nominee(s) have been taken;

      (g) duly executed resignations effective as of the Time of Closing of each director and officer of the Corporation as the Purchaser may specify; and

      (6) Proceedings. All proceedings to be taken in connection with the transactions contemplated by this Agreement and any Ancillary Agreement shall be reasonably satisfactory in form and substance to the Purchaser and the Purchaser shall have received copies of all such instruments and other evidence as it may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

      (7) Change in Law. Since the date hereof, no Law, proposed Law, any change in any Law, or the interpretation or enforcement of any Law shall have been introduced, enacted or announced (including the introduction, enactment or announcement of any Law respecting taxes or environmental matters or any change therein or in the interpretation or enforcement thereof), the effect of which will be to prevent the closing of the transactions contemplated herein or to increase materially (i) the cost to the Purchaser of the completion of the transactions contemplated in this Agreement; or (ii) the cost of the Corporation of operating the Business after Closing on substantially the same basis as heretofore operated.

If any condition, obligation or covenant of the Vendors or the Corporation to be performed hereunder or under any Ancillary Agreement at or prior to the Time of Closing shall not have been fulfilled or performed by such time, the Purchaser may terminate this Agreement by notice in writing to the Vendors, and in such event the Parties shall be released from all obligations hereunder. Notwithstanding the foregoing, the Purchaser shall be entitled to waive compliance with any of such conditions, obligations or covenants in whole or in part if it sees fit to do so without prejudice to any of its rights of termination in the event of non-performance of any other condition, obligation, or covenant in whole or in part.

7.02  Conditions for the Benefit of the Vendors

      The purchase and sale of the Purchased Shares is subject to the following conditions to be fulfilled or performed at or prior to the Time of Closing, which conditions are for the exclusive benefit of the Vendors and may be waived by the Vendors in their sole discretion:

      (1) Truth of Representations and Warranties of the Purchaser. The representations and warranties of the Purchaser contained in this Agreement or in any Ancillary Agreement shall be true and correct as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of such date, and the Purchaser shall also have executed and delivered a certificate of a senior officer to that effect. The receipt of such evidence and the Closing shall not be a waiver of the representations and warranties of the Purchaser which are contained in this Agreement. Upon the delivery of such certificates, the representations and warranties of the Purchaser in Article 5 shall be deemed to have been made on and as of the Closing Date with the same force and effect as if made on and as of such date.

      (2) Performance of Covenants by the Purchaser. The Purchaser shall have fulfilled or complied with all covenants herein contained to be performed or caused to be performed by it at or prior to the Time of Closing, and the Purchaser shall have delivered a certificate of a senior officer to that effect. The receipt of such certificate and the Closing shall not be a waiver of the covenants of the Purchaser which are contained in this Agreement.

      (3) Deliveries. The Purchaser shall have delivered or caused to be delivered to the Vendors the following in form and substance satisfactory to the Vendors, acting reasonably:

      (a) certified copies of (i) the charter documents and extracts from the by-laws of the Purchaser relating to the execution of documents;
            (ii) all resolutions of the board of directors of the Purchaser approving the entering into of this Agreement and the completion of all transactions contemplated hereunder; (iii) all other instruments evidencing necessary corporate action of the Purchaser with respect to such matters; and (iv) specimen signatures of certain of the officers of the Purchaser;

      (b) a certificate of status, compliance, good standing or like certificate with respect to the Purchaser issued by appropriate government officials of the jurisdiction of its incorporation;

      (c) an undertaking with respect to the guarantee, the GSA and share pledge agreement contemplated by Section 2.05 hereof, in form and substance satisfactory to the Vendors;

      (d) a favourable opinion of counsel to the Purchaser in a form acceptable to the Vendors; and

      (e) all necessary assurances, transfers, assignments and consents, including all necessary consents, and any other instruments necessary or reasonably required to effectively carry out the intent of this Agreement and any Ancillary Agreement and to transfer the agreed upon consideration to the Vendors, free and clear of all Liens.

      (4) Proceedings. All proceedings to be taken in connection with the transactions contemplated by this Agreement and any Ancillary Agreement shall be reasonably satisfactory in form and substance to the Vendors and the Vendors shall have received copies of all such instruments and other evidence as it may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

      (5) Change in Law. Since the date hereof, to the best knowledge of the Purchaser, without further investigation, no Law, proposed Law, any change in any Law, or the interpretation or enforcement of any Law shall have been introduced, enacted or announced (including the introduction, enactment or announcement of any Law respecting taxes or environmental matters or any change therein or in the interpretation or enforcement thereof), the effect of which will be to prevent the closing of the transactions contemplated herein.

If any condition, obligation or covenant of the Purchaser to be performed hereunder or under any Ancillary Agreement at or prior to the Time of Closing shall not have been fulfilled or performed by such time, the Vendors may terminate this Agreement by notice in writing to the Purchaser, and in such event the Vendors and the Purchaser shall be released from all obligations hereunder. Notwithstanding the foregoing, the Vendors shall be entitled to waive compliance with any of such conditions, obligations or covenants in whole or in part if it sees fit to do so without prejudice to any of its rights of termination in the event of non-performance of any other condition, obligation, or covenant in whole or in part.

                                   ARTICLE 8 -
                                     CLOSING

8.01  Closing Procedures

      Subject to satisfaction or waiver by the relevant Party of the conditions of Closing set forth herein, at the Time of Closing the Vendors shall deliver actual possession of the Purchased Shares and the requisite instruments of conveyance and upon such delivery the Purchaser shall pay or satisfy the consideration payable in accordance with section 2.03. The transfer of possession of the Purchased Shares shall be deemed to take effect as at the Time of Closing.


                                   ARTICLE 9 -
           SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNITIES

9.01  Survival of Representations and Warranties

      (1) The representations and warranties of the Vendors contained in this Agreement or any Ancillary Agreement shall survive the Closing and, notwithstanding such or any investigation made by or on behalf of the Purchaser, shall continue in full force and effect for the benefit of the Purchaser for a period of 36 months or such longer applicable statute of limitation period from the Closing Date and any Claim in respect thereof (except a Claim based on tax matters under Section 3.33 which shall continue until the expiry of seven years from the Closing Date or a Claim based on ownership of the Purchased Shares which shall continue indefinitely) shall be made in writing within such time period.

      (2) The representations and warranties of the Purchaser contained in this Agreement or in any Ancillary Agreement shall survive the Closing and, notwithstanding such Closing or any investigation made by or on behalf of any of the Vendors, shall continue in full force and effect for the benefit of the Vendors for a period of 36 months from the Closing Date and any Claim in respect thereof shall be made in writing within such time period.

9.02  Indemnification in Favour of the Purchaser

      (1) Subject to Section 9.05, each of the Vendors, on a several basis, in the Vendor's Proportion, agrees to indemnify and save each of the Purchaser, and its shareholders, directors, officers, employees, agents and representatives, (in respect of whom the Purchaser hereby acts as agent and trustee with respect thereto) harmless of and from any Claim or Loss suffered by, imposed upon or asserted against the Purchaser or the Corporation as a result of, in respect of, connected with or arising out of, under or pursuant to:

      (a) any failure of the Vendors to perform or fulfill any covenant of the Vendors under this Agreement or any Ancillary Agreement other than in respect of matters contained in Article 3; and,

      (b) subject to the limitations set forth in Section 9.01 hereof, any breach, default or inaccuracy of any representation or warranty contained in this Agreement other than in respect of matters contained in Article 3 or any Ancillary Agreement given by the Vendors or any document delivered pursuant hereto or any one of such Vendors.

      (2) With respect solely to Article 3 of this Agreement, each of the Vendors individually, agrees to indemnify and save harmless each of the Purchaser, and its shareholders, directors, officers, employees, agents and representatives, (in respect of whom the Purchaser hereby acts as agent and trustee with respect thereto) of and from any Claim or Loss suffered by, imposed upon or asserted against the Purchaser or the Corporation as a result of, in respect of, connected with or arising out of, under or pursuant to any failure of that Vendor to either perform or fulfill any covenant of that Vendor or any breach or inaccuracy of any representation or warranty of that Vendor contained in Article 3 of this Agreement.

9.03  Indemnification in Favour of the Vendors

      Subject to Section 9.05, the Purchaser shall indemnify and save each of the Vendors harmless of and from any Claim or Loss suffered by, imposed upon or asserted against the Vendors as a result of, in respect of, connected with or arising out of, under or pursuant to:

      (a) any failure by the Purchaser to perform and fulfill any covenant of the Purchaser under this Agreement or any Ancillary Agreement; or

      (b) subject to the limitation period set forth in Section 9.01 hereof, any breach or inaccuracy of any representation or warranty given by the Purchaser or any document delivered pursuant hereto contained in this Agreement or in any Ancillary Agreement.

9.04  Indemnification Proceedings

      (1) Any Party seeking indemnification under this Article (the "indemnified party") shall forthwith notify the Party against whom a Claim for indemnification is sought hereunder (the "indemnifying party") in writing, which notice shall specify, in reasonable detail, the nature and estimated amount of the Claim. If a Claim by a third party is made against an indemnified party, and if the indemnified party intends to seek indemnity with respect thereto under this Article, the indemnified party shall promptly (and in any case within 30 days of such Claim being made) notify the indemnifying party of such with reasonable particulars. The indemnifying party shall have 30 days after receipt of such notice to undertake, conduct and control, through counsel of its own choosing and at its expense, the settlement or defence thereof, and the indemnified party shall cooperate with it in connection therewith; except that with respect to settlements entered into by the indemnifying party (i) the consent of the indemnified party shall be required if the settlement provides for equitable relief against the indemnified party, which consent shall not be unreasonably withheld or delayed; and (ii) the indemnifying party shall obtain the release of the indemnified party. If the indemnifying party undertakes, conducts and controls the settlement or defence of such Claim (i) the indemnifying party shall permit the indemnified party to participate in such settlement or defence through counsel chosen by the indemnified party, provided that the fees and expenses of such counsel shall be borne by the indemnified party; and (ii) the indemnifying party shall promptly reimburse the indemnified party for the full amount of any loss resulting from any Claim and all related expenses (other than the fees and expenses of counsel as aforesaid) incurred by the indemnified party. The indemnified party shall not pay or settle any Claim so long as the indemnifying party is reasonably contesting any such Claim in good faith on a timely basis. Notwithstanding the two immediately preceding sentences, the indemnified party shall have the right to pay or settle any such Claim, provided that in such event it shall waive any right to indemnity therefor by the indemnifying party.


      (2) With respect to third party Claims, if the indemnifying party does not notify the indemnified party within 30 days after the receipt of the indemnified party's notice of a Claim of indemnity hereunder that it elects to undertake the defence thereof, the indemnified party shall have the right, but not the obligation, to contest, settle or compromise the Claim in the exercise of its reasonable judgment at the expense of the indemnifying party, provided that any such settlement or compromise shall be subject to the prior written consent of the indemnifying party, such consent not to be unreasonably withheld.

      (3) In the event of any Claim by a third party against an indemnified party, the defence of which is being undertaken and controlled by the indemnifying party, the indemnified party will use all reasonable efforts to make available to the indemnifying party those employees whose assistance, testimony or presence is necessary to assist the indemnifying party in evaluating and in defending any such Claims; provided that the indemnifying party shall be responsible for the expense associated with any employees made available by the indemnified party to the indemnifying party hereunder, which expense shall be equal to an amount to be mutually agreed upon per person per hour or per day for each day or portion thereof that such employees are assisting the indemnifying party and which expenses shall not exceed the actual cost to the indemnified party associated with such employees.

      (4) With respect to third party Claims, the indemnified party shall make available to the indemnifying party or its representatives on a timely basis all documents, records and other materials in the possession of the indemnified party, at the expense of the indemnifying party, reasonably required by the indemnifying party for its use in defending any Claim and shall otherwise cooperate on a timely basis with the indemnifying party in the defence of such Claim.

      (5) With respect to any re-assessment for income, corporate, sales, excise, or other tax or other liability enforceable by Lien against the property of the indemnified party, the indemnifying party's right to so contest shall only apply after such payment of such re-assessment or the provision of such security as is necessary to avoid an Lien being placed on the property of the indemnified party.


                                  ARTICLE 10 -
                             POST-CLOSING COVENANTS

10.01 Access to Books and Records

      For a period of six (6) years from the Closing Date or for such longer period as may be required by applicable Law, the Purchaser covenants and agrees to retain all original accounting books and records relating to the Corporation for the period prior to the Closing Date. So long as any such books and records are retained by the Purchaser pursuant to this Agreement, the Vendors shall have the reasonable right to inspect and to make copies (at their own expense) of the same at any time upon reasonable request during normal business hours and upon reasonable notice for any proper purpose and without undue interference to the business operations of the Purchaser. The Purchaser shall have the right to have its representatives present during any such investigations.

10.02 Non-Competition

      Subject to the completion of the transaction of purchase and sale contemplated by this Agreement, and for so long as no Event of Default exists and has not been cured within the relevant time period, each of the Vendors hereby severally covenants and agrees with the Purchaser and the Corporation that he will not, directly or indirectly, for a period ending on the earlier of
(i) 24 months following the Corporation reaching an EBITDA Target of $400,000 or
(ii) 48 months from the date of this Agreement, either individually or in partnership or jointly or in conjunction with any person or persons, firm, association, syndicate, company or corporation (except the Purchaser or the Corporation), as principal, shareholder or employee, carry on, be engaged in, be interested in, be concerned with or be connected in any manner with the ownership, management or control of, any business enterprise which is competitive with the Business of the Corporation as now carried on or as now proposed to be carried on. Notwithstanding the foregoing, it is acknowledged and agreed that the Vendors shall be entitled for, investment purposes, to purchase and trade shares of public companies which are listed and posted for trading on a recognized stock exchange, the business of which public company may be in competition with the Business of the Corporation, provided that the Vendors shall not, directly or indirectly, own more than 5% of the issued share capital of such public company, or participate in its management or operation or in any advisory capacity.

10.03 Further Assurances

      From time to time subsequent to the Closing Date, each Party shall at the request of any other Party execute and deliver such additional conveyances, transfers and other assurances as may be reasonably required effectively to carry out the intent of this Agreement and any Ancillary Agreement and to transfer the Purchased Shares to the Purchaser.

10.04  Securities Law Compliance Certificate

      Each Vendor agrees and covenants that, from time to time subsequent to the Closing Date, such Vendor shall provide to the Purchaser such certificates regarding the conduct of the business and/or financial information of the Corporation prior to the Closing as the Purchaser may reasonably require from such Vendor to enable the Purchaser's Chief Executive Officer and Chief Financial Officer (and such other executive officers of the Purchaser) to execute and deliver such certificates (the "Officers' Certificates") as they are required to execute and file with the Securities & Exchange Commission under Sarbanes-Oxley of 2002 Act (or such other Acts as may be adopted) when such Officers' Certificates include or, in part, are based upon the conduct of the business and/or the financial information of the Corporation prior to the Closing. The Vendors agree that this Covenant shall survive for a period of six years from the Closing Date or for such longer period as may be required by applicable Law.

                                  ARTICLE 11 -
                                   ARBITRATION

11.01 Best Endeavours to Settle Disputes

      In the event of any dispute, claim, question or difference arising out of or relating to this Agreement or any agreement executed pursuant to this Agreement or any breach hereof, the parties hereto shall use their best endeavours to settle such dispute, claim, question or difference. To this effect, they shall consult and negotiate with each other, in good faith and understanding of their mutual interests, to reach a just and equitable solution satisfactory to all parties.

11.02 Arbitration

      Except as is expressly provided in this Agreement, if the parties do not reach a solution pursuant to Section 11.01 within a period of 15 Business Days following the first notification in writing by any party to another party of any dispute, claim, question or difference, then upon written notice by any party to the others, the dispute, claim, question or difference shall be finally settled by arbitration in accordance with the Rules of the Arbitration and Mediation Institute of Ontario Inc. pursuant to the provisions of the Arbitrations Act (Ontario) and any amendments thereto, based upon the following:

      (a) the arbitration tribunal shall consist of one arbitrator appointed by mutual agreement of the parties, or in the event of failure to agree within 10 Business Days, any party may apply to a judge of the Superior Court of Justice to appoint an arbitrator. The arbitrator shall be qualified by education and training to pass upon the particular matter to be decided;

      (b) the arbitrator shall be instructed that time is of the essence in proceeding with his determination of any dispute, claim, question or difference and, in any event, the arbitration award must be rendered within 30 days of the submission of such dispute to arbitration;

      (c)   the arbitration shall take place in Toronto, Ontario;

      (d) the arbitration award shall be given in writing and shall be final and binding on the parties, and shall deal with the question of costs of arbitration and all matters related thereto;

      (e) judgment upon the award rendered may be entered in any Court having jurisdiction, or, application may be made to such Court for a judicial recognition of the award or an order of enforcement thereof, as the case may be.

                                  ARTICLE 12 -
                          TERMINATION AND MISCELLANEOUS

12.01 Termination

      This Agreement may be terminated by written notice given by the terminating party to the other parties hereto, at any time prior to the Time of
Closing:

      (a)   by mutual written consent of the Vendors and the Purchaser; or

      (b) by either the Vendors or the Purchaser if the Closing has not occurred on or before March 31, 2005 provided that the terminating party has not willfully been the cause of the delay; or

      (c) by either the Vendors or the Purchaser if a final and non-appealable order shall have been entered in any action or proceeding before any governmental authority or agency either prevents or makes illegal the consummation of the transaction or, by the Purchaser, if such order materially affects in an adverse way the benefit of the transaction to the Purchaser.

In the event of the termination of this Agreement as provided in Section 12.01, this Agreement shall forthwith have no further force or effect and there shall be no obligation on the part of the parties hereunder. In the event of such termination, no party shall have any other liability for any breach of this Agreement, except for a breach arising from the fraud or willful misconduct of such party.


12.02 Notices

      Any notice, direction or other instrument required or permitted to be given hereunder shall be in writing and given by delivering or sending it by telecopy or other similar form of communication addressed:

      (1)   to the Purchaser at:

            TelePlus Enterprises, Inc.
            465 St. Jean, Suite 601
            Montreal, P.Q., H2Y 2R6
            Canada

      With Copy to:

            Jerold N. Siegan
            Arnstein & Lehr LLP
            120 S. Riverside Plaza
            12th Floor
            Chicago, Illinois 60606
            312-876-7874 (phone)
            312-876-6274 (fax)

      (2)   to the Vendors at:

            c/o Steve Kerekes
            92 Willis Drive
            Aurora, Ontario
            L4G 7M4

            Telephone : (905) 727-2308
            Facsimile : (905) 727-2198

      with a copy to:

            Wildeboer Dellelce LLP
            Suite 810, 1 First Canadian Place
            Toronto, Ontario
            M5X 1A9

            Attention:  Vaughn MacLellan

            Telephone: (416) 361-2932
            Telecopier: (416) 361-1790

      (3)   to the Corporation at:

            c/o Steve Kerekes
            92 Willis Drive
            Aurora, Ontario
            L4G 7M4

            Telephone : (905) 727-2308
            Facsimile : (905) 727-2198

Any such notice, direction or other instrument given as aforesaid shall be deemed to have been effectively given, if sent by telecopier or other similar form of telecommunications on the next Business Day following such transmission or, if delivered, to have been received on the date of such delivery. Any Party may change its address for service from time to time by notice given in accordance with the foregoing and any subsequent notice shall be sent to the party at its changed address.

12.03 Publicity

      Save as required by Law or by any stock exchange, none of the Parties shall issue any press release or make any other public statement or announcement relating to or connected with or arising out of this Agreement or the matters contained herein, without obtaining the prior written approval of the other Parties to the contents and the manner of presentation and publication thereof. If disclosure is required by Law or by any stock exchange, the disclosing Party shall consult in advance with the other Parties and attempt in good faith to reflect such other Parties' concerns in the required disclosure.

12.04 Time of the Essence

      Time shall be of the essence of this Agreement.

12.05 Brokers

      The Vendors shall indemnify and save harmless the Purchaser from and against any Claims whatsoever for any commission or other remuneration payable or alleged to be payable to any broker, agent or other intermediary who purports to act or have acted for the Vendors.

12.06 Enurement

      This Agreement shall enure to the benefit of and be binding upon each of the Parties, their successors and any permitted assigns.

12.07 Counterparts

      This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument.

12.08 Assignment

      Except as provided in this section, none of the rights or obligations hereunder shall be assignable or transferable by any Party without the prior written consent of the other Parties. The Purchaser shall be entitled after the Time of Closing, upon giving written notice to the Corporation and the Vendors, at any time to assign all of its rights and obligations under this Agreement to any wholly-owned subsidiary to perform the Purchaser's rights and obligations under this Agreement. In such case, such assignee shall have and may exercise all the rights, and shall assume or perform all of the obligations, of the Purchaser under this Agreement, reference to the Purchaser shall be deemed also to refer to such assignee and the Purchaser shall guarantee the obligations of such assignee. In the event of such an assignment, (a) the Purchaser shall execute an agreement guaranteeing such assignee's obligations and liabilities under this Agreement in a form acceptable to the Vendors, acting reasonably, and
(b) the Vendors and such assignee or nominee shall execute an agreement confirming such assignment or nomination and such assumptions of obligations shall be on the basis that no such assignment or nomination shall release the Purchaser from its obligations under this Agreement.

12.09 Non-Merger

      Except as otherwise expressly provided in this Agreement, the covenants, representations and warranties of the Parties contained in this Agreement and the Ancillary Agreements shall not merge on and shall survive the Closing and, notwithstanding such Closing, or any investigation made by or on behalf of any Party, shall continue in full force and effect. Closing shall not prejudice any right of one Party against any other Party in respect of anything done or omitted hereunder or under any of the Ancillary Agreements or in respect of any right to damages or other remedies.

12.10 Entire Agreement; No Third Party Beneficiaries.

      This Agreement and the Ancillary Agreements: (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof, including the share purchase agreement made as of the 8th of December, 2004 among the Parties; and (b) is not intended to confer any rights or remedies upon any Person other than the parties hereto and thereto.

IN WITNESS WHEREOF this Agreement has been executed by the Parties as of the date first above written.

                                          TELEPLUS ENTERPRISES INC.


                                          Per: /s/ Marius Silvasan


___________________________________       /s/ Steve Kerekes
Witness:                                  Steve Kerekes


___________________________________       /s/ Jim Oattes
Witness:                                  Jim Oattes


___________________________________       /s/ Jim Reddon
Witness:                                  Jim Reddon


___________________________________       /s/ Melanie Kerekes
Witness:                                  Melanie Kerekes


___________________________________       /s/ Grace Debrabandere
Witness:                                  Grace Debrabandere


___________________________________       /s/ Monica Reddon
Witness:                                  Monica Reddon


___________________________________       /s/ Tom Davis
Witness:                                  Tom Davis


___________________________________       /s/ Jane Davis
Witness:                                  Jane Davis


TELEPLUS CONNECT CORP.


Per: /s/ Steve Kerekes

                                  SCHEDULE 2.03

                            PAYMENT OF CONSIDERATION


---------------- ----------------------------------- ---------------------------
EBITDA           Formula                             Purchase Price Installment
                                                     Payment
---------------- ----------------------------------- ---------------------------

---------------- ----------------------------------- ---------------------------
$25,000          $25,000 x 12 x 4.3333                               $ 1,300,000
---------------- ----------------------------------- ---------------------------
$50,000          $(50,000 - 25,000) x 12 x 4.3333                    $ 1,300,000
---------------- ----------------------------------- ---------------------------
$75,000          $(75,000 - 50,000) x 12 x 4.3333                    $ 1,300,000
---------------- ----------------------------------- ---------------------------
$100,000         $(100,000 - 75,000) x 12 x 4.3333                   $ 1,300,000
---------------- ----------------------------------- ---------------------------
$125,000         $(125,000 - 100,000) x 12 x 4.3333                  $ 1,300,000
---------------- ----------------------------------- ---------------------------
$150,000         $(150,000 - 125,000) x 12 x 4.3333                  $ 1,300,000
---------------- ----------------------------------- ---------------------------
$175,000         $(175,000 - 150,000) x 12 x 4.3333                  $ 1,300,000
---------------- ----------------------------------- ---------------------------
$200,000         $(200,000 - 175,000) x 12 x 4.3333                  $ 1,300,000
---------------- ----------------------------------- ---------------------------
$225,000         $(225,000 - 200,000) x 12 x 4.3333                  $ 1,300,000
---------------- ----------------------------------- ---------------------------
$250,000         $(250,000 - 225,000) x 12 x 4.3333                  $ 1,300,000
---------------- ----------------------------------- ---------------------------
$275,000         $(275,000 - 250,000) x 12 x 4.3333                  $ 1,300,000
---------------- ----------------------------------- ---------------------------
$300,000         $(300,000 - 275,000) x 12 x 4.3333                  $ 1,300,000
---------------- ----------------------------------- ---------------------------
$325,000         $(325,000 - 300,000) x 12 x 4.3333                  $ 1,300,000
---------------- ----------------------------------- ---------------------------
$350,000         $(350,000 - 325,000) x 12 x 4.3333                  $ 1,300,000
---------------- ----------------------------------- ---------------------------
$375,000         $(375,000 - 350,000) x 12 x 4.3333                  $ 1,300,000
---------------- ----------------------------------- ---------------------------
$400,000         $(400,000 - 375,000) x 12 x 4.3333                  $ 1,300,000
---------------- ----------------------------------- ---------------------------

---------------- ----------------------------------- ---------------------------
TOTAL                                                                $20,800,000
---------------- ----------------------------------- ---------------------------

                                SCHEDULE 2.04(a)

                             FINANCING CONTRIBUTION


Subject to the terms and conditions of this Agreement, the Purchaser shall provide financing to the Corporation as follows:

(i)     Acquisition Funds      -      $7,843,000 (50% in cash and 50% in shares
                                      of the Purchaser); Acquisition Funds shall be issued in multiple disbursements
                                      ("Acquisition Fund Disbursements") to
                                      allow the acquisition of target
                                      companies.  Specifically, such Acquisition
                                      Fund Disbursements  shall be paid upon
                                      closing of each approved acquisition.

(iii)   Fixed Asset Funds      -      $500,000 (cash)

                                SCHEDULE 2.04(b)

                     FINANCING CONTRIBUTION - EBITDA TARGETS


The EBITDA targets for the purposes of determining the Purchaser's obligations to provide financing to the Corporation in accordance with the provisions of this Agreement are as follows:

Month Following the     EBITDA Target
    Closing Date             ($000's)
-------------------     -------------

      1                         n/a
      2                         n/a
      3                         n/a
      4                         n/a
      5                         n/a
      6                         n/a
      7                         n/a
      8                         n/a
      9                       $  35
     10                       $  51
     11                       $  55
     12                       $  70
     13                       $  71
     14                       $  75
     15                       $ 116
     16                       $ 119
     17                       $ 121
     18                       $ 146
     19                       $ 166
     20                       $ 169
     21                       $ 172
     22                       $ 230
     23                       $ 238
     24                       $ 244
     25                       $ 302
     26                       $ 310
     27                       $ 308
     28                       $ 308
     29                       $ 293
     30                       $ 292
     31                       $ 316
     32                       $ 315
     33                       $ 316
     34                       $ 400
     35                       $ 400
     36                       $ 400
     37                       $ 400
     38                       $ 400
     39                       $ 400

     40                       $ 400
     41                       $ 400
     42                       $ 400
     43                       $ 400
     44                       $ 400
     45                       $ 400
     46                       $ 400
     47                       $ 400
     48                       $ 400

                                  SCHEDULE 3.03

                                 CAPITALIZATION

                                                                   Proportionate
                                                                      Share
Name of Registered Holder      Certificate No.   No. of Shares      Percentage
-------------------------      ---------------   -------------      ----------

Steve Kerekes                        C-3             45.00            45.00

Tom Davis                            C-4              1.75             1.75

Jim Oattes                           C-5              2.60             2.60

Jim Reddon                           C-6              2.60             2.60

Melanie Kerekes                      C-7             41.10            41.10

Jane Davis                           C-8              1.75             1.75

Grace Debrabandere                   C-9              2.60             2.60

Monica Reddon                        C-10             2.60             2.60